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                                                                      EXHIBIT 99

APPROXIMATELY $2.6 BILLION OF DEBT SECURITIES AFFECTED

New York, February 28, 2003 -- Moody's Investors Service has confirmed the A2 senior unsecured long-term and Prime-1 short-term debt ratings of Johnson Controls, Inc.'s (JCI) and has changed the rating outlook to stable from negative.

The stable rating outlook reflects JCI's $4.3 billion cumulative backlog of net new business awards over the next three years; its high level of product, customer, and geographic diversification; and its increasing content per vehicle trends, complemented by growth-enhancing acquisitions. Increasing business with Asian OEMs -- both transplants and abroad is also viewed positively. Furthermore, JCI is well positioned to capitalize on globalization and outsourcing trends taking place among global OEMs, specifically as a complete interior systems integrator. As a result, despite the expectation of flat-to-lower vehicle production in North America during 2003, JCI could extend its string of consecutive record sales and earnings performance in fiscal 2003 and beyond. The outlook also incorporates debt-financed acquisitions in moderation, consistent with the company's conservative financial philosophy of maintaining book leverage in the 35% - 40% range.

The rating confirmation reflects JCI's leading market position in end markets served, the company's strong financial results despite a volatile operating environment, relatively low fixed cost structure, and solid cash flow generation. This financial performance has resulted in debt reduction, moderate leverage, and improved financial flexibility, despite the completion of a number of moderate-sized debt-financed acquisitions to enhance organic growth. The rating confirmation also reflects the benefits of diversification: 1) Business Diversification - despite the company's significant exposure to the automotive industry, the Controls Group represents approximately 25% of revenues and 23% of operating profit. In addition, automotive batteries represent 9% of total automotive revenues while primarily serving the aftermarket; 2) Customer Diversification - the big three OEMs (General Motors, Ford and DaimlerChyrsler) represent only 40% of total automotive revenues; and 3) Geographic Diversification - North America represents only 60% of automotive revenues.

Moody's noted that JCI achieved record fiscal-2002 (fiscal year end 9/30/02) financial results in both business segments. Fiscal-2002 strong credit metrics included a debt/capitalization ratio of 36%, despite $645 million of debt-financed acquisitions in automotive electronics, European batteries and obtaining the remaining interest in the Yokogawa Johnson Controls Corporation joint venture, retained cash flow to total debt of 48% and interest coverage of 9.2x.

Moody's anticipates that fiscal-2003's performance will be challenging due to the expected softening in OEM car production and new commercial construction (represents approximately 15% of the Control Group's revenue), as well as potential margin pressure stemming from OEM price reductions and expected increases in pension/healthcare costs. However, these negative trends will be more than offset by new business awards for seating and interiors and the continued growth in the battery operations and Controls Group retrofit and service businesses.

As a result, Moody's expects free cash flow generation to be comparable to last year's level, and book leverage, temporarily elevated to 40% by the October 2002 acquisition



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of Varta, will be reduced. The rating agency also anticipates that even if 2003 vehicle production is lower than anticipated, JCI will continue to outperform its automotive supplier peer group due to the diversification of its cash flow stream. JCI reported record results for both business segments for its first quarter ending December 31, 2002 and has reaffirmed that 2003 could be another record year.

Ratings confirmed:
Johnson Controls, Inc. -- A2 senior unsecured long-term debt rating for notes, debentures, and MTNs, A2 and A2/VMIG 1 IRBs, A2 issuer rating; (P)A2, (P)A3,
(P)Baa1 for senior, subordinated, and preferred securities, respectively, issued pursuant to 415 shelf registration; and Prime-1 for short-term debt obligations.

Johnson Controls, Inc., headquartered in Milwaukee, WI is a global leader in automotive seating systems, automotive batteries, and facility management and control systems.

New York
Michael J. Mulvaney
Managing Director
Corporate Finance Group
Moody's Investors Service
JOURNALISTS: 212-553-0376
SUBSCRIBERS: 212-553-1653

New York
George A. Meyers
VP - Senior Credit Officer
Corporate Finance Group
Moody's Investors Service
JOURNALISTS: 212-553-0376
SUBSCRIBERS: 212-553-1653

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